              AMENDMENT TO THIRD AMENDED AND RESTATED STOCK OPTION PLAN


The Third Amended and Restated Stock Option Plan is amended by deleting paragraph 3 thereof and inserting in lieu thereof the following paragraphs:

     3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board, except to the extent the Board delegates its authority to a committee of the Board (the "Committee") which, must consist solely of directors, and with respect to grants to directors or officers, must consist solely of two or more Non-Employee Directors, as defined in Rule 16b-3, promulgated pursuant to
Section 16 of the 1934 Act ("Rule 16b-3") and must consist only of "Outside Directors" in compliance with Section 162(m)(4)(C) of the Code for purposes of grants to the chief executive officer and other executive officers whose compensation limit may otherwise exceed the deduction limit of Section 162(m) of the Code. The Compensation Committee may create a subcommittee for purposes of Grants to officers and directors if the Committee would otherwise not qualify. References herein to the "Committee" shall include any such subcommittee. All references in this Plan to the Administrator shall mean the Board, unless it has delegated its authority to the Committee, in which event Administrator shall mean the Committee. With respect to the Grants of Options to directors, officers and beneficial owners of more than 10% of a class of equity security registered pursuant to the 1934 Act, the Plan shall be administered in such manner as will enable compliance with Rule 16b-3. Grants made to executive officers subject to Section 162(m) of the Code shall be contingent on shareholder approval of the material terms of the Plan to the extent required under Section 162(m).

     Subject to the terms of the Plan, the Board, the Committee or the shareholders, as the case may be, shall have concurrent authority to determine the persons to whom Options shall be granted, the number of shares covered by each Option, the price per share specified in each Option, the time or times at which Options shall be granted and the terms and provisions of the instruments by which Options shall be evidenced. The Administrator is authorized to interpret the provisions of the Plan or of any Option or Option agreement and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan, provided, however, that all such interpretations, rules and determinations shall be made and prescribed in the context of preserving the tax status under Code Section 422 of those Options which are designated as Incentive Stock Options. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Option granted under it shall be final. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

           SECOND AMENDMENT TO THIRD AMENDED AND RESTATED STOCK OPTION PLAN


The Third Amended and Restated Stock Option Plan is amended by deleting paragraphs 8 and 14 thereof and inserting in lieu thereof the following paragraphs:

     8. OPTION DURATION. Subject to earlier termination as provided in paragraphs 10, 11, 12, 13 and 19, each Option shall expire on the date specified by the Administrator, consistent with the terms of the specific Grant, but not more than ten years from the date of grant, provided, however, that for optionees who own more than 10% of the total combined voting power of all classes of share capital of the Company or a subsidiary, each INCENTIVE STOCK Option shall terminate not more than five years from the date of the Grant. Subject to Paragraph 18, the Administrator may extend the term of any previously granted Option provided that such Option, as extended, expires within ten years of its original date of grant.


     14. ASSIGNABILITY. UNLESS ASSIGNMENT TO IMMEDIATE FAMILY MEMBERS IS SPECIFICALLY PERMITTED IN AN OPTION AGREEMENT EVIDENCING A NON QUALIFIED STOCK OPTION (WHICH MAY BE INCLUDED IN THE AGREEMENT ONLY WITH THE CONSENT OF THE ADMINISTRATOR), no Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution or if such Option is not an Incentive Stock Option, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and during the lifetime of the optionee each Option shall be exercisable only by him or his legal representative, except in the case of Incentive Stock Options, only as permitted by Section 422(b)(5) of the Code. Such Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise, except as provided above) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon an Option, shall be null and void.

          THIRD AMENDMENT TO THIRD AMENDED AND RESTATED STOCK OPTION PLAN


The Third Amended and Restated Stock Option Plan is amended by deleting paragraph 5 thereof and inserting in lieu thereof the following paragraphs:

     5. STOCK. The stock subject to the Options shall be authorized but unissued shares of Common Stock of the Company, no par value (the "Common Stock"), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 1,450,000, subject to adjustment as provided in paragraph 15; provided however, that the number of shares with respect to which Options may be granted to any single executive officer of the Company during any fiscal year shall not exceed 300,000 shares of Common Stock. In the event any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto, shall again be available for Grants of Options under the Plan, provided that an Option that expires or terminates for any reason or ceases to be exerciseable in the fiscal year in which it is granted will continue to be counted against the individual limit on Options granted to a single executive officer in any fiscal year. The shares issued upon exercise of Options granted under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.